Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Schedule for First Quarter 2023 Earnings Release and Preliminary Results

CHICAGO, April 27, 2023 — Kemper Corporation (NYSE: KMPR) today announced that after the markets close on Monday, May 8, 2023, Kemper will issue its first quarter 2023 earnings release, financial supplement, and 10-Q inclusive of the financial impacts of Accounting Standards Update No. 2018-12 - Targeted Improvements to the Accounting for Long-Duration Contracts and related amendments (“LDTI”). Following their publication, these documents will be available in the investor section of kemper.com.

PRELIMINARY RESULTS

Preliminary results for the first quarter of 2023 include an estimated net loss between $75 million and $85 million and an estimated adjusted consolidated net operating loss1 between $60 million and $70 million.

Estimated first quarter recorded combined ratios are as follows:

	Combined Ratio	Underlying Combined Ratio[1]
Kemper Auto	112%	108%
Kemper Auto: PPA	113%	109%
Kemper Auto: CV	108%	102%
Kemper Personal Insurance	117%	97%
Kemper Personal Insurance: PPA	118%	112%
Kemper Personal Insurance: Home & Other	115%	78%

•The first quarter of 2023 Combined Ratios were adversely impacted by prior year claim reserve additions and catastrophes. Kemper Auto was further impacted by higher than anticipated frequency within its private passenger auto and commercial vehicle offerings.
•The preliminary unfavorable prior year reserve development of approximately $42 million was primarily driven by an increase in Bodily Injury and Property Damage frequency.
•The higher than anticipated frequency is related to the short-term impact of recent new business writings, mix, and geographic differences utilizing modified opening practices for newly reported claims.
•Preliminary pre-tax catastrophe losses for the first quarter 2023 were approximately $29 million with the following attribution:
◦Kemper Auto: approximately $8 million
◦Personal Insurance: approximately $20 million
◦Life & Health: approximately $1 million
•Life & Health after-tax income for the quarter was approximately $13 million; this reflects the accounting under LDTI.

1 Non-GAAP financial measure. All Non-GAAP financial measures are denoted with footnote 1 throughout this release.

Use of Non-GAAP Financial Measures

Adjusted Consolidated Net Operating Loss1 is an after-tax, non-GAAP financial measure and is computed by excluding from Net Loss the after-tax impact of:

(i) Income (Loss) from Change in Fair Value of Equity and Convertible Securities;
(ii) Net Realized Investment Gains (Losses);
(iii) Impairment Losses;
(iv) Acquisition and Disposition Related Transaction, Integration, Restructuring and Other Costs;
(v) Debt Extinguishment, Pension and Other Charges; and
(vi) Significant non-recurring or infrequent items that may not be indicative of ongoing operations

Significant non-recurring items are excluded when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, and (b) there has been no similar charge or gain within the prior two years. The most directly comparable GAAP financial measure is Net Loss. There were no applicable significant non-recurring items that Kemper excluded from the calculation of Adjusted Consolidated Net Operating Loss1 for the three months ended March 31, 2023.

Kemper believes that Adjusted Consolidated Net Operating Loss1 provides investors with a valuable measure of its ongoing performance because it reveals underlying operational performance trends that otherwise might be less apparent if the items were not excluded. Income (Loss) from Change in Fair Value of Equity and Convertible Securities, Net Realized Investment Gains and Impairment Gains (Losses) related to investments included in Kemper’s results may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions that impact the values of the Kemper’s investments, the timing of which is unrelated to the insurance underwriting process. Acquisition and Disposition Related Transaction, Integration, Restructuring and Other Costs may vary significantly between periods and are generally driven by the timing of acquisitions and business decisions which are unrelated to the insurance underwriting process. Debt Extinguishment, Pension and Other Charges relate to (i) loss from early extinguishment of debt, which is driven by Kemper’s financing and refinancing decisions and capital needs, as well as external economic developments such as debt market conditions, the timing of which is unrelated to the insurance underwriting process; (ii) settlement of pension plan obligations which are business decisions made by Kemper, the timing of which is unrelated to the underwriting process; and (iii) other charges that are non-standard, not part of the ordinary course of business, and unrelated to the insurance underwriting process. Significant non-recurring items are excluded because, by their nature, they are not indicative of the Kemper’s business or economic trends. The preceding non-GAAP financial measures should not be considered a substitute for the comparable GAAP financial measures, as they do not fully recognize the overall profitability of the Kemper’s businesses.

Underlying Combined Ratio1 is a non-GAAP financial measure. It is computed by adding the Current Year Noncatastrophe Losses and LAE Ratio with the Insurance Expense Ratio. The most directly comparable GAAP financial measure is the Combined Ratio, which is computed by adding Total Incurred Losses and LAE Ratio, including the impact of catastrophe losses and loss and LAE reserve development from prior years, with the Insurance Expense Ratio.

Kemper believes Underlying Losses and LAE and the Underlying Combined Ratio are useful to investors and uses these financial measures to reveal the trends in Kemper’s Property & Casualty Insurance segment that may be obscured by catastrophe losses and prior-year reserve development. These catastrophe losses may cause the Kemper’s loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on incurred losses and LAE and the Combined Ratio. Prior-year reserve developments are caused by unexpected loss development on historical reserves. Because reserve development relates to the re-estimation of losses from earlier periods, it has no bearing on the performance of the Kemper’s insurance products in the current period. Kemper believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Kemper’s underwriting performance.

CONFERENCE CALL DETAILS

Kemper will host its conference call to discuss first quarter 2023 results on Monday, May 8, 2023, at 5:00 pm Eastern (4:00 pm Central). The conference call will be accessible via the internet and by telephone at 833.470.1428, access code 670294. To listen via webcast, register online at the investor section of kemper.com at least 15 minutes prior to the webcast to install any necessary software. A replay of the webcast will be available online at the investor section of kemper.com.

About Kemper
The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance and Life brands. Kemper serves over 5.3 million policies, is represented by 29,000 agents and brokers, and has 9,500 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
Investors: Karen Guerra, 312.668.9720, investors@kemper.com
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com